Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-50521 and Registration Statement No. 333-22171 of Indiana Michigan Power Company on Form S-3 of our reports dated February 25, 1997, appearing in and incorporated by reference in this Annual Report on Form 10-K of Indiana Michigan Power Company for the year ended December 31, 1996.

Deloitte & Touche LLP
Columbus, Ohio
March 25, 1997